CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES®

With Maturities of 9 months or more from Date of Issue

Registration No.  333-124310

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  703                                                                 Trade Date:  01/06/06

(To Prospectus Supplement dated July 7, 2005 &

  Prospectus dated May 13, 2005)                                                                                       Issue Date:   01/06/06

The Date of this Pricing SupplementJanuary 03, 2005

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                     Interest                                    repayment (including any

Common  Interest                      Price to  Discounts &         Payment  Survivors                  applicable regular or special

  Code      Rate (1)                Maturity                Public (2)                Commissions       Frequency      Option     Yes/No                record dates)

14911QR86   4.55%         01/15/08         100%                 0.4%                  Quarterly       YES                 NO

Principal                                                                                  1st Payment  Day

Amount                   Proceeds                  Dealer                            Date                   Count                    Yield                Moody’s/S&P rating

$1,957,000.00                $1,949,172.00         ABN AMRO Inc.                 04/15/06                  30/360                4.756                  A2/A

Original Issue Discount Note:                                                                     Total Amount of OID:

____  Yes                X    No                                                                                     N/A

The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.   After the issuance of the PowerNotes® covered by this

Pricing Supplement, $814.380 mm principal amount of PowerNotes® remain available for sale pursuant to the accompanying Prospectus Supplement.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.